Coeur d'Alene Mines Corporation
505 Front Avenue, P.O. Box I                                   [GRAPHIC OMITTED]
Coeur d'Alene, ID 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213

Press Release                                                       Exhibit 99.1
--------------------------------------------------------------------------------

CONTACT:    Tony Ebersole, Investor Relations
            Coeur d'Alene Mines Corporation, (208) 665-0335

                       COEUR REPORTS IMPROVED 3rd QUARTER
                             AND NINE MONTHS RESULTS
               - Stronger financial results, improved cash flow -
                 - Ongoing reduction in cash costs per ounce -
       - Successful South American exploration program increased by 35% -

COEUR D'ALENE, Idaho - October 23, 2003

Highlights
----------

* Third quarter silver production of 3.3 million ounces at average cash cost of $3.04 per ounce
*       Gold production of 31,000 ounces in the third quarter
* First nine months silver production of 10.7 million ounces at an average cash cost of $3.24 per ounce
*       Nine months gold production of 93,000 ounces
* Cerro Bayo/Martha mines produced 1.2 million silver ounces in recent quarter, and 15,000 gold ounces, at cash costs of $1.18 per ounce/silver
* Nine months operating cash flow (before working capital changes) of $5.0 million compared to $(13.2) million in 2002's comparable period
* Crusher relocation successfully completed at Rochester, on time and within budget. Cash costs at Rochester have steadily declined during the year with completion of project to $3.66 per ounce in 3Q
* $76.0 million raised in oversubscribed 23.7 million-share common stock offering
* A total of $94.2 million in cash and short term investments at September 30
* Total debt now just 8.7% of total capital, putting Coeur in strongest financial position in close to a decade
*       Standard & Poor's rating agency issues positive outlook for Coeur
*       CIBC World Markets initiates analyst coverage
*       Success in South America leads to 35% expansion of exploration budget

"Coeur continued to report stronger financial results in the third quarter and first nine months compared to last year, fueled by consistent production, reduced cash costs and increased metals prices," said Dennis E. Wheeler, Chairman and Chief Executive Officer. "With the success of our recent equity offering, Coeur is now in its best financial position in nearly a decade, with no net debt and available liquidity approaching $100 million. Meanwhile, we are moving ahead with final feasibility studies at our San Bartolome and Kensington development projects, which we expect will significantly increase the diversity of Coeur's asset base and future production and lower overall operating costs."

"Our South American mines - the Cerro Bayo and Martha - continued to contribute strong production and cash flow, by increasing their silver equivalent ounces over last year's third quarter and first nine months, at an extremely low production cost. Because of our exploration success around these two new and highly prospective properties, we have increased our exploration budget in South America by 35 percent for the remainder of this year. We anticipate additional high-grade reserve increases there by year-end."

"The major crusher relocation project was completed at Rochester, and we lowered cash costs there to $3.66 per ounce of silver in the third quarter, a reduction of 15 percent from the second quarter, and 43 percent below first quarter costs.

"Also, at Silver Valley, our oldest and most long-lived reserve, we have initiated the long-term expansion plan designed to increase reserves and production, and to lower operating costs. By 2006, we expect a record seven million ounces of silver production from Silver Valley, with average cash costs of below $4 per ounce," Mr. Wheeler added.

Financial Summary
-----------------

Coeur d'Alene Mines Corporation (NYSE: CDE), the world's largest primary silver producer, today reported third quarter 2003 metals sales of $23.4 million, compared to $24.4 million in the same period last year, due primarily to the temporary suspension of operations at Silver Valley during the quarter to prepare the mine for its long-term expansion plan. For the first nine months of 2003, Company metals sales were $78.1 million, an increase of 29 percent from $60.5 million reported during in the same period last year.

For the third quarter, Coeur realized an average silver price of $4.77 per ounce compared to an average realized price during last year's third quarter of $4.65 per ounce. For its gold sales, Coeur realized an average price of $353 per ounce during the third quarter compared to an average gold price of $315 per ounce during the same period last year.

For the first nine months, Coeur realized an average silver price of $4.71 per ounce compared to an average realized price during last year's period of $4.67 per ounce. For its gold sales, Coeur realized an average price of $341 per ounce in the first nine months of this year compared to an average gold price of $306 per ounce during the same period last year.

Third quarter production totaled 3.3 million ounces of silver and 31,000 ounces of gold, compared to 3.8 million ounces of silver and 34,000 ounces of gold in last year's third quarter. Consolidated cash costs in the quarter were $3.04 per ounce of silver, an increase of four percent from the last year's third quarter. The recent quarter's cash costs represent a 10 percent decrease from cash costs in the 2nd quarter of 2003.

First nine-months production totaled 10,671,000 ounces of silver, a seven percent increase from last year's period, and gold production of 93,000 ounces, up 27 percent from last year's period. Consolidated cash costs for the first nine months were $3.24 per ounce of silver, a reduction of three percent from last year's comparable period.

For the third quarter of 2003 the Company reported a net loss of $17.9 million, or $0.10 per share, compared to a net loss of $12.3 million, or $0.14 per share in the third quarter of 2002. This year's third quarter loss was impacted by $12.5 million in charges for interest expense and charges related to the early retirement of debt. Exclusive of these charges, the Company would have reported a net loss of $5.4 million, or $0.03 per share.

For the first nine months of 2003, the Company's net loss was $53.5 million, or $0.35 per share, compared to a loss of $35.1 million, or $0.51 per share for the same period a year ago. This year's nine months period included $44.7 million in charges for interest expense and losses related to the early retirement of debt resulting from the issuance of common shares in excess of the original conversion ratio, and a charge of $2.3 million related to a change in accounting principle associated with reclamation accruals. Exclusive of these charges, the Company would have reported a net loss of $6.5 million, or $0.04 per share in this year's period.

During the first nine months of 2003, operating cash flow before working capital changes improved to $5.0 million compared to $(13.2) million in 2002.

In the third quarter, the Company's cash position and balance sheet strengthened to its best position in a decade with the successful completion of a 23.7 million common shares offering for $76.0 million of net proceeds. At September 30, 2003, cash and equivalents plus short-term investments, totaled $94.2 million. During the quarter, Coeur also eliminated $41.1 million in convertible debt from its balance sheet, with the conversion of $29.8 million of its 9% Senior Convertible Notes, the final conversion and/or redemption of $9.9 million of its 13 3/8% Senior Convertible Notes, exchanges of $1.0 million of 6 3/8% Convertible Subordinated Debentures, and $0.4 million of 7 1/4% Convertible Subordinated Debentures. Total convertible debt at quarter-end was $18.7 million, or just 8.7 percent of capital.

Overview of Operations
----------------------

South America

Cerro Bayo (Chile)/Martha (Argentina)
        * Third quarter production of 1,150,751 ounces of silver and 15,220 ounces of gold
        *       Low cash costs of $1.18 per ounce of silver during third quarter
        * Nine months production: 3,775,953 ounces of silver and 52,173 ounces of gold
        *       Cash cost in the first nine months of $0.73 per ounce of silver
        *       2003 exploration budget increased 35% to $3.5 million

During the third quarter, silver production increased 31 percent over last year's third quarter to 1.2 million ounces. Gold production was consistent at 15,220 ounces, compared to 15,089 in last year's period. Cash operating costs in the quarter were $1.18 per ounce of silver, compared to $0.91 in 2002's comparable period.

For the nine months period, silver production more than tripled to 3,775,953 ounces and gold production grew two-and-a-half times to 52,173 ounces compared to 1,141,891 ounces of silver and 21,000 ounces of gold produced in the first nine months of 2002. Cash costs through the first nine months were $0.73 per ounce of silver, versus $1.21 per ounce in the first nine months of 2002.

North America
-------------

Rochester Mine (Nevada)
        * Third quarter silver production of 1,717,947 ounces and 15,346 ounces of gold

        * Cash costs of $3.66 per ounce of silver, a decrease of 15% from the second quarter of this year, and 43% less than the first quarter of this year
        * Nine months silver production 4,160,993 ounces and 41,237 ounces of gold
        *       Crusher relocation completed on schedule and within budget

Near the end of the third quarter, Rochester completed its major crusher relocation project, on schedule and within budget. Measures taken to reduce operating costs during the project effectively lowered cash costs in the third quarter to $3.66 per ounce - a reduction of 15 percent from the second quarter of this year, and 43 percent lower than the first quarter of this year. With the installation of the new crusher, cash costs are expected to continue at their lower, historical levels.

Rochester produced 1.7 million ounces of silver and 15,346 ounces of gold during the third quarter, compared to 1.7 million ounces of silver and 18,885 ounces of gold in 2003's comparable period. Cash costs in last year's third quarter were $2.83 per ounce silver.

First nine months of production at Rochester was 4.2 million ounces of silver and 41,237 ounces of gold at an average cash cost of $4.61 per ounce of silver. This compared to 4.8 million ounces of silver and 52,440 ounces of gold at an average cash cost of $3.11 a year ago.

Coeur Silver Valley - Galena Mine  (Idaho)
        * Temporary suspension of operations in the quarter as the mine was prepared for expansion. Short-term impact on third quarter production and costs.
        * Third quarter silver production of 437,249 ounces versus 1.9 million ounces a year ago.
        * Cash operating costs of $5.46 per ounce in quarter compared to $4.54 per ounce in last year's third quarter.
        *       Nine months silver production of 2,733,716 ounces
        *       Long-range development program begins during the quarter

     At Coeur Silver Valley, silver production was 0.4 million ounces in the third quarter compared to 1.2 million ounces a year ago. The recent quarter's production was impacted by the temporary suspension of operations in the quarter, as maintenance work prepared the mine for start up of the long range development program designed to increase production 40 percent to 7 million ounces commencing in 2006, with estimated cash costs below $4.00 per ounce. The early focus of this optimization work is the exploration of a number of new high-grade silver veins located above the 5200 level, and extension of the more prolific vein systems at depth.

Expanded South American Exploration Program
-------------------------------------------

Cerro Bayo

Successful drilling continued during the quarter on the Javiera Sur vein and the new Veronica vein, where a recent thick, high-grade drill intercept recorded 27 feet of 0.77 ounces per ton gold equivalent. Both of these veins are located near existing mine infrastructure at Cerro Bayo. Drilling thus far totals 106,000 feet in 270 holes using three core rigs. Due to the ongoing exploration success in the area, the Cerro Bayo exploration budget was increased during the third quarter by $400,000 for a total of $2.2 million for the entire year. Exploration remains on track to meet the goal of discovering 267,000 ounces of new gold equivalent resources.

Martha Mine and Santa Cruz Province

Exploration success at Martha has led to an increase in the exploration budget there in the third quarter by $500,000, or 63 percent, to a total of $1.3 million for the year. Work now includes two full-time drill rigs and one reverse circulation drill around the existing mine. Drilling continued to look for extensions of the high-grade mineralization around the R4 Zone, an area of very high-grade ore shoots, 600 feet east of the Martha mine and along the eastern extension of the Martha vein. The proximity to the existing mine has the potential to add these new ounces quickly and economically into production.

In addition, current exploration is delineating both shallow, open pit reserves and a southeast extension of the R4 Zone. A new geologic model is being prepared for R4 with this new information.

Hedging
-------

Coeur does not currently have any of its silver production hedged. The Company currently has 27,000 ounces of gold sold forward over the next 15 months at an average price of $343 per ounce. In 2003, every 10 cent increase in silver price adds approximately $1.5 million in free cash flow on an annualized basis.

Coeur d'Alene Mines Corporation is the country's largest silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term "resources" in this press release which the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Q for the quarter ended September30, 2003. You can review and obtain copies of that filing from the SEC website at http://www.sec.gov/edgar.html.

This document contains numerous forward-looking statements relating to the Company's silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, changes that could result from the Company's future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                         COEUR D'ALENE MINES CORPORATION
                              PRODUCTION STATISTICS

                                                            Three Months Ended                  Nine Months Ended
                                                               September 30,                      September 30,
                                                     -------------------------------    ------------------------------
                                                          2003            2002               2003               2002
                                                     --------------  ---------------    -------------    -------------

   ROCHESTER MINE
         Silver ozs.                                    1,717,947      1,717,151          4,160,993         4,770,361
         Gold ozs.                                         15,346         18,885             41,237            52,440
         Cash Costs per oz./silver                          $3.66          $2.83              $4.61             $3.11
         Full Costs per oz./silver                          $4.43          $3.44              $5.54             $3.87

   GALENA MINE
         Silver ozs.                                      437,249      1,188,262          2,733,716         4,045,253
         Cash Costs per oz./silver                          $5.46          $4.54              $4.62             $4.20
         Full Costs per oz./silver                          $5.91          $5.34              $4.96             $4.91

   CERRO BAYO/MARTHA MINE (A)
         Silver ozs.                                    1,150,751        881,691          3,775,953         1,141,891
         Gold ozs.                                         15,220         15,089             52,173            21,000
         Cash Costs per oz./silver                          $1.18          $0.91              $0.73             $1.21
         Full Costs per oz./silver                          $2.41          $1.95              $2.48             $3.25

   CONSOLIDATED PRODUCTION TOTALS
         Silver ozs.                                    3,305,947      3,787,104         10,670,662         9,957,505
         Gold ozs.                                         30,566         33,974             93,410            73,440
         Cash Costs per oz./silver                          $3.04          $2.92              $3.24             $3.33
         Full Costs per oz./silver                          $3.92          $3.69              $4.31             $4.22

   CONSOLIDATED SALES TOTALS
         Silver ozs. sold                               3,144,852      3,544,409         10,911,567         9,569,566
         Gold ozs. sold                                    29,258         30,472             97,287            65,992
         Realized price per silver oz.                      $4.77          $4.65              $4.71             $4.67
         Realized price per gold oz.                         $353          $ 315              $ 341             $ 306

(A) The Company commenced production in April 2002.
See reconciliation of non-GAAP cash costs to GAAP production costs under "Cost and Expenses".

    Note: "Cash Costs per Ounce" are calculated by dividing the cash costs computed for each of the Company's mining properties for a specified period by the amount of silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of the Company's mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

    "Cash Costs" are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the "Gold Institute Production Cost Standard" applied consistently for all periods presented.

    Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation set forth below:

Three months ended September 30, 2003
                                                  Rochester       Silver Valley    Cerro Bayo(1)       Total
                                                --------------- ------------------ --------------- ---------------
Production of Silver (ounces)                       1,717,947          437,249        1,150,751       3,305,947

Cash Costs per ounce                                 $   3.66          $  5.46          $  1.18        $   3.04
                                                --------------- ------------------ --------------- ---------------

Total Cash Costs (thousands)                         $  6,296         $  2,387          $ 1,357        $ 10,040

Add/(Subtract):
   Third Party Smelting Costs                            (234)            (648)          (1,946)         (2,828)
   By-Product Credit (2)                                5,558              258            5,560          11,376
   Deferred Stripping Adjustment                          (80)               -                -             (80)
   Change in Inventory                                   (280)            (476)           1,097             341
                                                --------------- ------------------ --------------- ---------------
Production Costs                                     $ 11,260         $  1,521          $ 6,068        $ 18,849
                                                =============== ================== =============== ===============
Three months ended September 30, 2002
                                                   Rochester      Silver Valley     Cerro Bayo(1)       Total
                                                ---------------- ----------------- ---------------- ---------------
Production of Silver (ounces)                       1,717,151        1,188,262          881,691       3,787,104

Cash Costs per ounce                                $    2.83        $    4.54          $  0.91        $   2.92
                                                ---------------- ----------------- ---------------- ---------------

Total Cash Costs (thousands)                        $   4,860        $   5,400          $   800        $ 11,060

Add/Subtract:
   Third Party Smelting Costs                            (307)          (1,801)            (708)         (2,816)
   By-Product Credit (2)                                5,932              667            4,748          11,347
   Deferred Stripping Adjustment                          117                -                -             117
   Change in Inventory                                  3,651              506              549           4,706
                                                ---------------- ----------------- ---------------- ---------------
Production Costs                                    $  14,253        $   4,772         $  5,389        $ 24,414
                                                ================ ================= ================ ===============

(1) The Cerro Bayo mine commenced production in the second quarter of 2002.
(2) By-product credit for the value of metal sales other than silver, primarily gold and copper.

Nine months ended September 30, 2003
                                                  Rochester       Silver Valley    Cerro Bayo(1)       Total
                                                --------------- ------------------ --------------- ---------------
Production of Silver (ounces)                       4,160,993        2,733,716        3,775,953       10,670,662

Cash Costs per ounce                                $    4.61        $    4.62        $    0.73       $     3.24
                                                --------------- ------------------ --------------- ---------------

Total Cash Costs (thousands)                        $  19,196        $  12,623        $   2,770       $   34,589

Add/(Subtract):
   Third Party Smelting Costs                            (600)          (3,530)          (4,967)          (9,097)
   By-Product Credit (2)                               14,616            1,583           18,503           34,702
   Deferred Stripping Adjustment                         (241)               -                -             (241)
   Change in Inventory                                 (4,112)             (22)             (79)          (4,213)
                                                --------------- ------------------ --------------- ---------------
Production Costs                                    $  28,859        $  10,654        $  16,227       $   55,740
                                                =============== ================== =============== ===============
Nine months ended September 30, 2002
                                                   Rochester     Silver Valley     Cerro Bayo(1)        Total
                                                 -------------- ----------------- ----------------- --------------
Production of Silver (ounces)                       4,770,361        4,045,253        1,141,891        9,957,505

Cash Costs per ounce                                $    3.11        $    4.20        $    1.21       $     3.33
                                                 -------------- ----------------- ----------------- --------------

Total Cash Costs (thousands)                        $  14,836        $  16,990        $   1,382       $   33,208

Add/(Subtract):
   Third Party Smelting Costs                            (791)          (5,811)            (708)          (7,310)
   By-Product Credit                                   16,039            2,350            6,622           25,011
   Deferred Stripping Adjustment                          138                -                -              138
   Change in Inventory                                 10,332              523           (2,978)           7,877
                                                 -------------- ----------------- ----------------- --------------
roduction Costs                                     $  40,554        $  14,052        $   4,318       $   58,924
                                                 ============== ================= ================= ==============

(1) The Cerro Bayo mine commenced production in the second quarter of 2002.
(2) By-product credit for the value of metal sales other than silver, primarily gold and copper.

                COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)



                                                                     September 30,      December 31,
                                                                         2003               2002
                                                                         ----               ----
ASSETS                                                                       (In Thousands)

CURRENT ASSETS
    Cash and cash equivalents                                        $    86,925          $   9,093
    Short-term investments                                                 7,282                518
    Receivables and prepaid expenses, net                                 10,747              7,185
    Ore on leach pad                                                      15,682             11,082
    Metal and other inventory                                             14,668             14,846
                                                                      ----------          ---------
                                                                         135,304             42,724

PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment                                         85,538             76,194
    Less accumulated depreciation                                        (51,923)           (49,531)
                                                                      -----------         ----------
                                                                          33,615             26,663

MINING PROPERTIES
    Operational mining properties                                        111,511             92,149
    Less accumulated depletion                                           (88,099)           (71,833)
                                                                      -----------         ----------
                                                                          23,412             20,316
    Non-producing and developmental properties                            25,125             28,129
    Mineral interests                                                     20,125             18,825
                                                                      ----------          ---------
                                                                          68,662             67,270

OTHER ASSETS
    Non-current ore on leach pad                                          15,676             15,474
    Restricted investments                                                 8,710             13,108
    Debt issuance costs, net                                                 295              1,034
    Marketable securities                                                    556                915
    Other                                                                  5,860              5,900
                                                                      ----------          ----------
                                                                          31,097             36,431
                                                                      ----------          ---------
         Total assets                                                 $  268,678           $173,088
                                                                      ==========          =========

                COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                                                      September 30,       December 31,
                                                                                          2003                2002
                                                                                          ----                ----
                                                                                               (In Thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                                    $   6,855             $  5,962
    Accrued liabilities                                                                     5,178                4,334
    Accrued interest payable                                                                  396                1,610
    Accrued salaries and wages                                                              4,219                5,594
    Current portion of remediation costs                                                    1,201                  926
    13 3/8% Convertible Senior Subordinated Notes due December 2003                             -               12,735
    6 3/8% Convertible Subordinated Debentures due January 2004                             4,876                    -
    Current portion of bank financing                                                       6,265                4,918
                                                                                        ---------             --------
                                                                                           28,990               36,079
LONG-TERM LIABILITIES
    6 3/8% Convertible Subordinated Debentures due January 2004                                 -               55,132
    7 1/4% Convertible Subordinated Debentures due October 2005                             9,563               11,665
    9% Convertible Senior Subordinated Notes due February 2007,
        net of discount                                                                     4,245                    -
    Reclamation and mine closure                                                           20,985               14,458
    Other long-term liabilities                                                             8,522                8,456
                                                                                        ---------             --------
                                                                                           43,315               89,711
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
    Common stock, par value $1.00 per share-authorized 250,000,000 shares, issued 211,011,876 and 119,653,267 at September 30, 2003 and December
        31, 2002
        (1,059,211 shares held in treasury)                                               211,012              119,653
    Additional paid in capital                                                            532,404              420,863
    Accumulated deficit                                                                  (532,713)            (479,207)
    Shares held in treasury                                                               (13,190)             (13,190)
    Accumulated other comprehensive loss                                                   (1,140)                (821)
                                                                                        ----------            --------
                                                                                          196,373               47,298
                                                                                        ---------             --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                             $  268,678             $173,088
                                                                                       ==========             ========

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES


                                                                  Three Months Ended                Nine Months Ended
                                                                    September 30,                    September 30,
                                                                    -------------                    -------------
                                                                  2003             2002            2003            2002
                                                                  ----             ----            ----            ----
                                                                         (In Thousands, except per share data)
REVENUES
Sales of metal                                              $    23,375       $    24,424      $    78,108    $    60,458
Interest and other                                                  326             2,110            1,071          5,201
                                                            -----------       -----------      -----------    -----------
         Total revenues                                          23,701            26,534           79,179         65,659

COSTS and Expenses
Production                                                       18,849            24,648           55,740         58,924
Depreciation and depletion                                        3,256             2,719           12,955          8,130
Administrative and general                                        2,776             1,155            8,241          5,724
Exploration                                                       1,154               786            3,367          2,397
Pre-feasibility                                                     463               518            1,229          2,300
Interest                                                          6,703             7,583           10,726         17,431
Other holding costs                                               2,602             1,464            4,171          2,924
Loss on exchange and early retirement of debt                     5,769                 -           33,957          2,920
                                                            -----------       -----------      -----------    -----------
         Total cost and expenses                                 41,572            38,873          130,386        100,750
                                                            -----------       -----------      -----------    -----------

NET LOSS FROM CONTINUING OPERATIONS BEFORE TAXES AND
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

                                                                (17,871)          (12,339)         (51,207)       (35,091)
Income tax benefit                                                    -                 -                7             -
                                                            -----------       -----------      -----------    ----------
NET LOSS BEFORE CUMULATIVE EFFECT IN CHANGE IN
ACCOUNTING PRINCIPLE                                            (17,871)          (12,339)         (51,200)       (35,091)
Cumulative effect of change in accounting principle
                                                                      -                 -           (2,306)             -
                                                            -----------       -----------      ------------   -----------
Net loss                                                        (17,871)          (12,339)         (53,506)       (35,091)
Other comprehensive income (loss)                                    78              (574)            (319)        (1,051)
                                                            -----------       ------------     ------------   ------------
COMPREHENSIVE LOSS                                          $   (17,793)      $   (12,913)     $   (53,825)   $   (36,142)
                                                            ============      ============     ============   ============

BASIC AND DILUTED LOSS PER SHARE:
Weighted average number  of shares of common stock
outstanding                                                     183,102            87,742         153,679          69,354
                                                            ===========       ===========      ==========     ===========

Net loss per common share before cumulative effect of
change in accounting principle                              $     (0.10)      $   (0.14)       $    (0.33)    $     (0.51)
Cumulative effect of change in accounting principle per
share                                                                 -                 -           (0.02)              -
                                                            -----------       -----------      -----------    -----------
Net loss per common share                                   $     (0.10)      $   (0.14)       $    (0.35)    $    (0.51)
                                                            ============      ==========       ===========    ===========

                COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             Three and Nine Months Ended September 30, 2003 and 2002
                                   (Unaudited)

                                                           Three Months Ended September 30,        Nine Months Ended September 30,
                                                           --------------------------------        -------------------------------
                                                                2003               2002                 2003            2002
                                                           -------------    ---------------        ------------     --------------
                                                                                       (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                   $    (17,871)       $    (12,339)       $   (53,506)     $    (35,091)
Add (deduct) non-cash items:
    Depreciation and depletion                                    3,256               2,719             12,955             8,130
    Loss on early retirement of debt                              5,769                   -             33,957             2,920
    Non-cash interest expense                                     7,088               4,235              8,191             9,623
    Cumulative effect of change in accounting method                  -                   -              2,306                 -
    Other charges                                                   357                 294              1,089             1,212
Changes in Operating Assets and Liabilities:
    Receivables and prepaid expenses                             (1,438)             (1,758)            (3,562)           (2,193)
    Inventories                                                     612               4,914             (4,624)            6,288
    Accounts payable and accrued liabilities                      2,029                (338)            (1,341)            1,416
                                                           ------------        -------------       ------------     ------------
    CASH USED IN OPERATING ACTIVITIES                              (198)             (2,273)            (4,535)           (7,695)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of short-term investments                          (9,303)             (8,900)           (82,256)           (9,682)
    Proceeds from sales of short-term investments                 8,618               9,116             80,128            12,800
    Expenditures on mining assets                                (7,391)             (3,200)           (15,102)           (7,931)
    Other                                                           312                (193)               225              (209)
                                                           ------------        -------------       -----------      -------------
    CASH USED IN INVESTING ACTIVITIES                            (7,764)             (3,177)           (17,005)           (5,022)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Retirement of debt                                              (61)                  -            (22,453)           (9,427)
    Proceeds from issuance of  long-term debt,
       net of issuance costs                                          -                (192)            33,268            13,858
    Proceeds from issuance of common stock,
       net of issuance costs                                     75,998                   -             87,498                 -
    Bank Borrowings on working capital facility                   6,265                   -             22,868                 -
    Payments to Bank on working capital facility                 (6,810)                  -            (21,714)                -
    Other                                                           (32)                904                (95)              789
                                                           -------------       ------------        ------------     ------------
    CASH PROVIDED BY FINANCING ACTIVITIES:                       75,360                 712             99,372             5,220
                                                           ------------        ------------        -----------      ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                                                 67,398              (4,738)            77,832            (7,497)

    Cash and cash equivalents at beginning of period             19,527              11,955              9,093            14,714
                                                           ------------        ------------        -----------      ------------
    Cash and cash equivalents at end of period             $     86,925        $      7,217        $    86,925      $      7,217
                                                           ============        ============        ===========      ============

         In conjunction with the issuance of the 9% Convertible Senior Subordinated Notes, the Company also issued 0.6 million shares of common stock for partial payment of offering costs of $1.0 million.

         The Company and each of the holders of the 9% Notes entered into an Early Conversion Agreement. The amount of principal converted under the Early Conversion Agreements was $32.6 million, and the common shares issued, including interest, was approximately 27.5 million. The Company recorded a loss on early retirement of debt of $4.2 million in the third quarter of 2003 in conjunction with these transactions.

         In addition, during the third quarter of 2003, the Company issued an aggregate of 0.8 million shares of common stock for $1.0 million principal amount of the Company's 6 3/8% Debentures, and an aggregate of 0.3 million shares of common stock for $0.4 million principal amount of the Company's 7 1/4% Debentures.

         During the first nine months of 2003, holders of $12.7 million of the Series I 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (the "Series I 13 3/8% Notes") voluntarily converted such notes, in accordance with their original terms, into approximately 9.6 million shares of common stock, including payment for make whole provision for interest expense.

         During the first nine months of 2003, the Company repurchased $27.9 million and $2.1 million principal amount of its outstanding 6 3/8% and 7 1/4% Convertible Subordinated Debentures, respectively, in exchange for 18.5 million shares of common stock and recorded a loss on exchange and early retirement of debt of approximately $29.6 million, including 0.6 million shares of common stock issued as payment for interest expense as part of the transaction.

         During the third quarter of 2002, holders of $9.9 million of the Series I 13 3/8% Notes voluntarily converted such notes into approximately 7.3 million shares of Common Stock. In addition, 0.8 million shares of common stock were issued as payment for $1.4 million of interest expense on the Series I 13 3/8% Notes.

         During the third quarter of 2002 holders of $14.1 million of Series II 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (the "Series II 13 3/8% Notes") voluntarily converted such notes into approximately 10.4 million shares of common stock. The Series I 13 3/8% Notes and the Series II 13 3/8% Notes are collectively referred to hereinafter as the "13 3/8% Notes." In addition, 1.7 million shares of common stock were issued as payment for $2.8 million of interest expense on the Series II 13 3/8% Notes.

         During the first nine months of 2002, the Company repurchased $13.7 million, $0.8 million and $0.3 million principal amount of its outstanding 6%, 6-3/8% and 7-1/4% Convertible Subordinated Debentures, respectively, in exchange for 15.3 million shares of common stock and recorded a loss on retirement of debt of approximately $2.9 million. In addition, holders of $25.9 million of the Series I 13 3/8% Notes and $14.1 million of the Series II 13 3/8% Notes voluntarily converted such Notes, under the terms of the indentures, into approximately 29.6 million shares of common stock. The Company also issued 6.2 million shares of common stock as payment of interest expense on the 13 3/8% Notes.

         During the first nine months of 2003, the Company issued 1.2 million shares of common stock in conjunction with its long-term incentive program.